Exhibit 23.2

STEVENS & COMPANY

Atlantic Southern Financial Group
4077 Forsyth Road
Macon, Georgia

We hereby consent to the inclusion of our opinion letter dated July 25, 2006 to the Board of Directors of Sapelo Bancshares, Inc., as Appendix B to the proxy statement-prospectus, which forms a part of the Registration Statement on Form S-4 of Atlantic Southern Financial Group, Inc. and to the references to our name and to the description of such opinion in the proxy statement-prospectus. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that would come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commissions promulgated thereunder.

/s/ Stevens & Company

LaGrange, Georgia
September 28, 2006